SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Gene Logic Inc.

(Name of Registrant as Specified In Its Charter)

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April 24, 2007

Dear Stockholder:

We are pleased to invite you to the Gene Logic Inc. 2007 Annual Meeting of Stockholders. The meeting will be held on Thursday, June 7, 2007 at 3:00 p.m. Eastern Time at the Company’s offices located at 50 West Watkins Mill Road, Gaithersburg, Maryland 20878.

Enclosed for your review are a number of important items, including a notice of matters to be voted on at the meeting, our proxy statement, a proxy card and our 2006 Annual Report to Stockholders.

Whether or not you plan to attend, please authorize your proxy in one of three ways: via Internet, telephone or mail. Instructions regarding authorizing your proxy by Internet and telephone are included on the proxy card. If you choose to authorize your proxy by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised as explained in the proxy statement.

If you plan to attend the meeting, please bring photo identification for admission. Also, if your shares are held in the name of a broker, bank or other nominee, please bring with you a proxy, letter or account statement (or copy thereof) from your broker, bank or nominee confirming your beneficial ownership of Gene Logic stock so that you can be admitted to the meeting. Also, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Sincerely,

J. Stark Thompson, Ph.D.	Charles L. Dimmler, III
Chairman of the Board	Chief Executive Officer and President

GENE LOGIC INC.
50 WEST WATKINS MILL ROAD
GAITHERSBURG, MARYLAND 20878

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2007

TO THE STOCKHOLDERS OF GENE LOGIC INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GENE LOGIC INC., a Delaware corporation (the “Company”), will be held on Thursday, June 7, 2007 at 3:00 p.m. Eastern Time at the Company’s offices located at 50 West Watkins Mill Road, Gaithersburg, Maryland 20878, for the following purposes:

1.	To elect Mark J. Gabrielson, David L. Urdal, Ph.D. and Michael J. Brennan, M.D., Ph.D. as Class I directors to serve for a term of three years;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 10, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

F. Dudley Staples, Jr.
General Counsel and Secretary

Gaithersburg, Maryland
April 24, 2007

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may also authorize your proxy by Internet or telephone. (Please see the instructions for authorizing your proxy by Internet and telephone on the proxy card). Even if you have authorized your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

GENE LOGIC INC.
50 West Watkins Mill Road
Gaithersburg, Maryland 20878

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 7, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING OF PROXIES

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of GENE LOGIC INC., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, June 7, 2007 at 3:00 p.m. Eastern Time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company’s offices located at 50 West Watkins Mill Road, Gaithersburg, Maryland 20878. The Company intends to mail this proxy statement and accompanying proxy card on or about April 24, 2007 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), beneficially owned by others to forward to beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company’s request, Mellon Investor Services, L.L.C. for a fee estimated at $6,500.00. No additional compensation will be paid to directors, officers or other regular employees of the Company for these services.

VOTING, OUTSTANDING SHARES AND QUORUM

Only holders of record of the Company’s Common Stock at the close of business on April 10, 2007, the record date for the Annual Meeting, will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on April 10, 2007, the Company had outstanding and entitled to vote 31,983,139 shares of Common Stock. A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum for the Annual Meeting. Each holder of record of Common Stock on the record date above will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Stockholders entitled to vote at the Annual Meeting may either vote “FOR” the nominees for election as directors or may “WITHHOLD AUTHORITY” for any or all nominees. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. A director is elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors. If a stockholder withholds authority to vote with respect to any nominee for director, the shares held by that stockholder will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee.

With respect to Proposal 2, to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007, stockholders may vote “FOR” or “AGAINST” or may “ABSTAIN” on this proposal. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of Ernst & Young LLP.

Abstentions from voting on Proposal 2 will be counted as present for purposes of establishing a quorum and will have the same effect as a vote against the proposal.

Broker non-votes are counted towards a quorum, but are not considered “entitled to vote” and are not counted for any purpose in determining whether the matters to be voted upon have been approved. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner properly executes and returns a proxy without voting on a particular proposal because the holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. The proxy may be revoked by filing with the Secretary of the Company at the Company’s executive offices, 50 West Watkins Mill Road, Gaithersburg, Maryland 20878, written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

Under the rules of the Securities and Exchange Commission (“SEC”), if a stockholder wants the Company to include a proposal in the Company’s proxy statement for presentation at the 2008 Annual Meeting, the proposal must be submitted to the Company in writing and be received by the Company at the Company’s executive offices at 50 West Watkins Mill Road, Gaithersburg, Maryland 20878, Attention: Corporate Secretary, by December 25, 2007.

Under the Company’s Amended and Restated Bylaws, and as permitted by the rules of the SEC, a stockholder must follow certain procedures to nominate a person for election as a director or to introduce an item of business at an Annual Meeting. These procedures provide that a nomination or proposal to be considered at an Annual Meeting must generally be submitted in writing to the Corporate Secretary so that it is received no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, before the first anniversary of the date of the prior year’s annual meeting of stockholders. Stockholders intending to submit a proposal or nomination for next year’s Annual Meeting should review the Company’s Amended and Restated Bylaws, which contain the deadlines and other requirements with respect to advance notice of stockholder proposals and director nominations. Stockholders may obtain a copy of the Amended and Restated Bylaws from the Company upon request, or may access them directly from the Company’s website, www.genelogic.com.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. At each Annual Meeting, the stockholders elect directors for a full term of three years to succeed the directors of the class whose terms expire at such Annual Meeting. However, vacancies on the Board (including vacancies caused by an increase in the size of the Board) are filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) serves for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of ten members, which shall be reduced to nine directors upon the election and qualification at the Annual Meeting of a successor to Jules Blake who has informed the Board of his intention not to seek re-election to the Board. There are three directors in the class whose term of office expires in 2007, not including Dr. Blake. If elected at the Annual Meeting, each of the nominees would serve until the 2010 Annual Meeting and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal for cause.

A director is elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if the authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares represented by executed proxies will be voted for the election of such substitute nominee as the Board of Directors may propose. The persons nominated for election have agreed to serve if elected, and the Company has no reason to believe the nominees will be unable to serve.

The following table sets forth, as of April 10, 2007, the names of the Board of Directors’ nominees for election as directors and those directors who will continue to serve after the Annual Meeting. Also set forth below is certain other information with respect to each such person’s age, the periods during which he has served as a director and positions currently held with the Company.

Nominees for a Three-Year Term	Age	Director Since	Expiration of Term	Positions and Offices Held
Michael J. Brennan, M.D., Ph.D.	49	1995	2010	Director
Mark Gabrielson	51	2007	2010	Director
David Urdal, Ph.D.	57	2007	2010	Director

Continuing Directors
Frank L. Douglas, M.D., Ph.D.	63	2004	2008	Director
Mark D. Gessler	45	2000	2008	Director
J. Stark Thompson, Ph.D.	65	2002	2008	Chairman of the Board of Directors
Charles L. Dimmler, III	65	1996	2009	Chief Executive Officer and President
G. Anthony Gorry, Ph.D.	66	1997	2009	Director
Lloyd I. Miller, III	52	2007	2009	Director

Set forth below is biographical information for the persons nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A TERM EXPIRING AT THE 2010 ANNUAL MEETING
OF STOCKHOLDERS

Michael J. Brennan, M.D., Ph.D. has served as a director since December 1995. Since his retirement as the Company’s Chief Executive Officer in 2000 and Chairman of the Board in 2001, Dr. Brennan has been employed by the Company as Director of Strategic Initiatives. Since January, 2006, Dr. Brennan has been Managing Director of Pearl Street Venture Funds, a venture capital firm. From December 2003 until December 2005, Dr. Brennan was a Managing Director of Coastview Capital, a venture capital firm focused exclusively on life science investments. From September 2000 until April 2003, Dr. Brennan was a General Partner of Oxford Biosciences Partners, a venture capital firm specializing in the financing of early stage healthcare companies. Dr. Brennan received a Ph.D. in neurobiology and an M.D. from the University of Witwatersrand, Johannesburg, South Africa.

David L. Urdal, Ph.D. was appointed a director in April 2007. Dr. Urdal is a Senior Vice President of Dendreon Corporation and has been the Chief Scientific Officer and a Director since July 1995. Dendreon Corporation is a biotechnology company developing targeted therapies for cancer. Previously, he served as Dendreon’s President from January 2001 to December 2003 and as its Executive Vice President from January 1999 through December 2000. From 1982 until July 1995, Dr. Urdal held various positions with Immunex Corporation, including President of Immunex Manufacturing Corporation, Vice President and Director of Development, and Head of the departments of biochemistry and membrane biochemistry. Dr. Urdal received a Ph.D. in Biochemical Oncology from the University of Washington.

Mark J. Gabrielson was appointed a director in April 2007. Mr. Gabrielson has been the Chief Executive Officer, a Director and co-founder of Pulmatrix Inc., a privately-held company that is developing inhalant technologies to help control respiratory infectious disease, from March, 2003 until the present. From 1990 to1999, Mr. Gabrielson was a General Partner of Prince Ventures LP, a private venture capital firm specializing in healthcare investing and from 2000 to 2004, he was a founding member of Fordyce and Gabrielson, LLC, an independent private equity management firm, where he helped to lead, finance and develop various early stage pharmaceutical and biopharmaceutical companies. Mr. Gabrielson holds an A.B. Degree from Princeton University.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2008 ANNUAL MEETING
OF STOCKHOLDERS

Frank L. Douglas, M.D., Ph.D. has served as a director since November 2004. Since July 2005, Dr. Douglas has been Professor of the Practice in the Massachusetts Institute of Technology (MIT) Schools of Management, Engineering and Science and the Harvard-MIT Division of Health Sciences and Technology and Executive Director of the MIT Center for Biomedical Innovation. From 1992 until his retirement in 2004, Dr. Douglas served in key management positions within global pharmaceutical companies, including: Executive Vice President and Chief Scientific Officer for Aventis Pharma AG (1999-2004), Executive Vice President and Head of Global R&D at Hoechst Marion Roussel (1995-1999), and Executive Vice President of Global R&D for Marion Merrell Dow (1992-1995). He is a member of the Boards of Directors of Nitromed and Alantos Pharmaceuticals and is also a member of the Supervisory Board of ALTANA Pharma, AG, a division of ALTANA AG. Dr. Douglas received a Ph.D. in Physical Chemistry and an M.D. from Cornell University and completed his residency in Internal Medicine at The Johns Hopkins Medical Institutions.

Mark D. Gessler has served as a director since 2000. From June 2000 until March 2007 Mr. Gessler served as Chief Executive Officer and from January 1999 until March 2007 as President. From April 2001 to November 2004, Mr. Gessler served as Chairman of the Board of Directors. Mr. Gessler holds an MBA from the University of Tennessee.

J. Stark Thompson, Ph.D. has been non-executive Chairman of the Board since November 2004 and has served as a director since February 2002. From 1988 until his retirement in November 2000, Dr. Thompson served as the President, Chief Executive Officer and as a director of Life Technologies, Inc., a developer, manufacturer and supplier of products and services for life science research. Dr. Thompson is a Director of Luminex Corporation. Dr. Thompson has a Ph.D. in Physiological Chemistry from Ohio State University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING
OF STOCKHOLDERS

Charles L. Dimmler, III has served as Chief Executive Officer and President since March 2007 and as a director since May 1996. From March 2004 until November 2006, Mr. Dimmler served as Executive Chairman of, and from August 2005 to November 2006, as Chief Executive Officer, of NOBEX Corporation, a privately-held biopharmaceutical company. Mr. Dimmler had been brought in to help identify and implement a new strategic direction for Nobex, which ultimately filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 2005 and was subsequently liquidated in March 2006. Since December 2003, Mr. Dimmler has served as Managing Principal of Newcastle Harbor, LLC, a privately-held family asset management firm specializing in investments in healthcare and life sciences enterprises. From February 2001 through December 2003, Mr. Dimmler served as Chief Investment Officer of H. Lundbeck A/S, a pharmaceutical company listed on the Copenhagen stock exchange and Chief Executive Officer and Chairman of the Board of Directors of Lundbeck, Inc., a wholly-owned subsidiary of H. Lundbeck A/S. Mr. Dimmler holds a B.A. from the University of California at Davis.

G. Anthony Gorry, Ph.D. has served as a director since January 1997. Since prior to March 2001, Dr. Gorry has been the Friedkin Professor of Management and Professor of Computer Science at Rice University, where he also serves as the Director of the Center for Technology in Teaching and Learning. Dr. Gorry directs a training grant on computational biology funded by the National Library of Medicine. He is also Adjunct Professor of Neuroscience at Baylor College of Medicine. Dr. Gorry holds a B.Eng. from Yale University, an M.S. in chemical engineering from the University of California, Berkeley and a Ph.D. in computer science from the Massachusetts Institute of Technology.

Lloyd I Miller, III was appointed a director in February 2007. Mr. Miller is an independent investor and has served on numerous corporate boards, including Vulcan International, American Controlled Industries, and Denny’s. He is currently a director of the following public companies: Pharmos Corporation, Stamps.com Inc., Aldila, Inc., and Synergy Brands, Inc. Mr. Miller is a member of the Chicago Board of Trade and the Chicago Stock Exchange, and is a Registered Investment Advisor. Mr. Miller received his B.A. from Brown University.

CORPORATE GOVERNANCE

Board of Directors

Dr. Thompson serves as non-executive Chairman of the Board. During 2006, the Board of Directors held 25 meetings. The Board has an Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. During 2006, each Board member participated in 75% or more of the aggregate of the meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member, respectively.

The Board of Directors has determined that a majority of its members are independent directors under the NASDAQ Global Market’s (“NASDAQ”) rules for director independence. The independent directors are Drs. Blake, Douglas, Gorry and Thompson and Mr. Miller.

All of the standing committees of the Board of Directors are comprised entirely of independent directors. The chairpersons of the Company’s standing committees are appointed by the Board of Directors. Below is a chart showing the structure and current membership of the standing committees of the Board of Directors. Until his appointment as Chief Executive Officer, on March 21, 2007, Mr. Dimmler served as Chairman of the Audit Committee and as a member of the Compensation Committee and the Corporate Governance and Nominating Committee. Mr. Blake will no longer be a member of the Committees as of the Annual Meeting, as a result of his decision not to stand for re-election, and the new, independent Board members will be assigned to the Committees. Dr. Thompson has served as the Chairman of the Audit Committee since March 21, 2007.

Member	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Jules Blake, Ph.D.
G. Anthony Gorry, Ph.D.
J. Stark Thompson, Ph.D.		♦	♦

= Chairperson
= Member
♦	= Ex-officio, non-voting participant

Audit Committee

The Audit Committee is currently composed of three non-employee directors, each of whom is independent under the NASDAQ rules. During 2006 and until March 21, 2007, the Audit Committee consisted of Charles L. Dimmler, III (Chairman until March 21, 2007), Jules Blake, Ph.D. and G. Anthony Gorry, Ph.D. Effective March 21, 2007, Mr. Dimmler became Chief Executive Officer and President of the Company and is no longer a member of the Audit Committee. J. Stark Thompson, Ph.D. became the Chairman of the Audit Committee on March 21, 2007. The Board of Directors has determined that Dr. Thompson is an “audit committee financial expert,” as defined under the rules of the SEC and, for the period when he served as Audit Committee Chairman, that Mr. Dimmler was such an “audit committee financial expert.” The Audit Committee met five times during 2006. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.genelogic.com.

Compensation Committee

The Compensation Committee is currently composed of two non-employee directors, each of whom is independent under the NASDAQ rules. Dr. Thompson also serves as an ex-officio, non-voting member of the Compensation Committee. Mr. Dimmler served as a member of the Committee until his appointment as Chief Executive Officer (“CEO”) in March 2007. The Compensation Committee met eight times during 2006 in order to carry out its responsibilities as more fully discussed below in the Compensation Discussion and Analysis. The Compensation Committee is governed by a written charter, a copy of which is available on the Company’s website at www.genelogic.com.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is currently composed of two non-employee directors, each of whom is independent under the NASDAQ rules. Dr. Thompson also serves as an ex-officio, non-voting member of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met three times during 2006. The Corporate Governance and Nominating Committee is governed by a written charter, a copy of which is available on the Company’s website, www.genelogic.com.

The Corporate Governance and Nominating Committee will consider, as potential nominees to the Board of Directors, persons recommended by stockholders. Recommendations should be submitted to the Corporate Governance and Nominating Committee in care of the Secretary of Gene Logic, 50 West Watkins Mill Road, Gaithersburg, Maryland 20878. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualified the person for consideration, and a statement that the person has agreed to serve as a director if nominated and elected.

At such times as the Board of Directors determines there is a need to add or replace a director, the Corporate Governance and Nominating Committee considers director candidates identified by members of the committee, directors or members of management, by an outside search firm or by stockholders. The Corporate Governance and Nominating Committee engaged a search firm in 2006 to assist in identifying director candidates. Of the nominees recommended for election at the Annual Meeting, Mr. Gabrielson was initially recommended by Mr. Dimmler and Dr. Urdal was initially identified as a potential candidate by the third party search firm.

The Corporate Governance and Nominating Committee has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. In evaluating candidates for nomination, the Committee considers factors it believes to be appropriate, which would generally include the candidate’s personal and professional integrity, business judgment, relevant business knowledge, experience and skills, and potential to be an effective director in conjunction with the rest of the Board of Directors in collectively serving the long-term interests of the Company’s stockholders. The Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Committee by a stockholder.

Stockholders who wish directly to nominate a person for election to the Board of Directors are required to comply with the advance notice and other requirements set forth in the Company’s Amended and Restated Bylaws and applicable SEC rules. See “Stockholder Proposals” above.

Stockholder Communications with Directors and Attendance at Annual Meeting

The Board of Directors has adopted the following procedures to provide the Company’s stockholders with a direct and open line of communication to the Board of Directors. Stockholders of the Company may communicate with the directors of the Company individually, with any committee of the Board, or with the entire Board as a group by sending an email to boardofdirectors@genelogic.com. The email, which should specify who is the intended recipient, will be forwarded to such specified recipient. Alternatively, stockholders may also communicate with the directors of the Company by mailing such correspondence to the Company at its corporate headquarters: 50 West Watkins Mill Road, Gaithersburg, MD. 20878, Attention: Investor Relations Department.

All Directors are required to attend the Annual Meeting of the stockholders, except in the event of an emergency. All of the Directors attended last year’s Annual Meeting.

Code of Ethics

The Board of Directors has adopted a code of ethics, applicable to all directors and to all employees of the Company and its subsidiaries, including the Company’s chief executive officer, chief financial officer, principal accounting officer and controller, and any other senior financial officers. The code of ethics is available on the Company’s website at www.genelogic.com. If there are any future amendments to, or waivers from, the provisions of the code of ethics applicable to the chief executive officer, chief financial officer, principal accounting officer and controller or any senior financial officer, or to any other persons with respect to whom disclosure of such an amendment or waiver is required by applicable rules and regulations, the disclosure obligations with respect to any such amendment or waiver will be made, to the extent permitted, by posting such information on the Company’s website www.genelogic.com.

PROPOSAL 2:

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has re-appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm as the Company’s independent registered public accounting firm for the year ending December 31, 2007. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not considered “entitled to vote” and are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of April 10, 2007 by: (i) each director and nominee for director; (ii) each of the Named Executive Officers (as such term is defined below under the caption “Executive Compensation — Summary Compensation Table”); (iii) all of the Company’s current executive officers and directors as a group; and (iv) all those known by Gene Logic to be beneficial owners of more than five percent of the Company’s Common Stock.

	Beneficial Ownership (1)
Name and Address	Number of Shares Beneficially Owned	Shares Issuable Pursuant to Options Exercisable Within 60 Days of April 10, 2007	Total Shares	Percentage Ownership
Lloyd I. Miller, III (2)	4,540,687	—	4,540,687	14.2%
Dimensional Fund Advisors Inc. (3)	2,617,094	—	2,617,094	8.0
Jules Blake, Ph.D.	4,500	147,500	152,000	*
Michael J. Brennan, M.D., Ph.D. (4)	395,770	356,692	752,462	2.3
Charles L. Dimmler, III (4)	43,900	125,000	168,900	*
Frank L. Douglas, M.D., Ph.D.	22,000	45,000	67,000	*
Mark Gabrielson	0	0	0	*
Mark D. Gessler (4)	272,640	670,749	943,389	2.9
G. Anthony Gorry, Ph.D. (4)	17,000	170,000	187,000	*
J. Stark Thompson, Ph.D.	10,000	140,000	150,000	*
David Urdal, Ph.D.	0	0	0	*
V. W. Brinkerhoff, III	0	38,758	38,758	*
Philip L. Rohrer, Jr.	11,850	404,880	416,730	1.3
Joanne M. Smith-Farrell, Ph.D. (5)	31,427	31,718	63,145	*
F. Dudley Staples, Jr. (5)	33,968	90,000	123,968	*
Louis A. Tartaglia, Ph.D. (5)	146,639	229,673	376,312	1.2
All Directors and Executive Officers as a Group (14 persons)	5,498,954	2,379,494	7,878,448	22.9

*	Represents beneficial ownership of less than 1%

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The percentage of beneficial ownership disclosed in this table is based on 31,983,139 shares of Common Stock outstanding as of April 10, 2007.

(2)	Lloyd I. Miller, III has sole voting power and sole dispositive power with respect to 3,164,922 of the shares and has shared voting power and shared dispositive power with respect to 1,375,765 shares. His address is 4550 Gordon Drive, Naples, FL 34102. Mr. Miller became a Director of the Company in February 2007.

(3)	Based on a Schedule 13G/A filed with the SEC on February 8, 2007, Dimensional Fund Advisors Inc. has sole voting power and sole dispositive power with respect to all of the shares. Its address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(4)	Includes: as to Dr. Brennan, 75,000 shares held of record by the Brennan Family Limited Partnership; as to Mr. Gessler, 25,000 shares held of record by the Gessler Family Limited Partnership; as to Dr. Gorry, 7,000 shares held of record by an individual retirement account for his benefit; and, as to Mr. Dimmler, 5,000 shares held of record by Newcastle Harbor, LLC.

(5)	Includes: as to Mr. Staples, 30,968 unvested shares of restricted stock; as to Mr. Tartaglia, 60,471 shares of unvested restricted stock; and, as to Dr. Smith-Farrell, 31,427 shares of unvested restricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Gene Logic Inc. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, in 2006, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all reports required by Section 16(a) with respect to the Company’s officers, directors and beneficial owners of greater than ten percent of the Company’s stock were filed timely.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for setting and administering the Company’s policies governing and administering the Company’s compensation and equity incentive plans, as well as determining all compensation matters concerning the Company’s executive officers, including the executive officers identified (the “Named Executive Officers” or “NEO’s”) in the Summary Compensation Table included elsewhere in this Proxy Statement.

The Committee makes all compensation decisions for, and approves all equity awards to, the executive officers of the Company, including the NEOs. The Chief Executive Officer annually reviews the performance of each other executive officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can, in its discretion, modify or reject any recommended adjustments or awards. Separately, the Chief Executive Officer’s performance is reviewed at least annually by the Committee. The Committee also sets or adjusts compensation of executive officers upon hiring or upon a change of responsibilities and upon the occurrence of events that may affect the ability to retain an executive or when changes in business objectives require changes in incentives.

In considering the CEO’s recommendations, the Committee in 2006 and 2007 reviewed market data and sought guidance from a compensation consultant. The overall compensation recommendations, including all of its specific individual elements, are evaluated for fairness, reasonableness, competitiveness and anticipated effectiveness in implementing the Committee’s philosophy and objectives. Generally, executive compensation is comprehensively reviewed at least annually by the Committee in the first quarter.

COMMITTEE PHILOSOPHY — IN GENERAL AND FOR 2006 AND 2007

The Committee believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns the interest of executives with those of stockholders by rewarding performance in achieving established goals, with the ultimate objective of improving stockholder value. The Committee evaluates both individual performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. The Company believes that executive compensation packages provided to our executives, including the NEOs, should include a base salary and both cash and stock-based incentive compensation that rewards performance as measured against previously established goals.

In 2006, the Company faced particular challenges in responding to a substantial decrease in demand for subscriptions to its genomic databases. The Company undertook a comprehensive review of its strategic plan, which resulted in the decision to transform the Company into a biopharmaceutical company through drug development partnerships with major pharmaceutical companies. The Company significantly downsized the Genomics Division in 2006 and is now seeking strategic alternatives for the Division, while continuing to service existing and new customers. In addition, in 2006 the Company sold its Preclinical Division. These changes caused a significant change in the Company’s objectives over the course of 2006 and required the Committee to review and, in some cases, modify compensation objectives and compensation plans for executive officers in order to retain them and encourage them to focus their attention on current duties and identifying a new strategic direction for, and on implementing these significant changes in, the Company’s business. The Committee believes that 2007 is a critical, transition year and that compensation should be designed to retain executives and to provide adequate incentives to achieve the Company’s business objectives.

SETTING EXECUTIVE COMPENSATION

Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to retain and motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. In 2005, the Committee retained Mercer Human Resource Consulting, Inc. (“Mercer”), an outside global human resources consulting firm, to advise it on its officer compensation policies for 2006 and 2007, including advice on the levels of compensation for executive officers, the performance-based aspects of the Company’s compensation programs, and the Company’s equity based incentive program and retention and severance programs for officers. Mercer provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the executive officers, including the NEOs.

In making compensation decisions, for 2006 the Committee reviewed compensation data of a peer group of publicly traded, biotechnology and life-sciences services companies (collectively, the “Compensation Peer Group”). The Compensation Peer Group consisted of companies against which the Committee believed the Company competes for talent and for stockholder investment. To assist in developing the peer group, Mercer statistically identified industry peers based on the extent to which companies’ stock prices move in concert with that of the Company, after adjusting for responses to general market factors, and identified companies which the capital markets tend to group with the Company. The companies comprising the Compensation Peer Group in 2006 were:

• Albany Molecular Research, Inc.	• Diversa Corporation	• Neurocrine Biosciences, Inc.
• Alkermes, Inc.	• Enzon Pharmaceutical Inc.	• Protein Design Labs, Inc.
• ArQule, Inc.	• Enzo Biochem Inc.	• Salix Pharmaceuticals, Ltd.
• Array Biopharma Inc.	• Exelixis, Inc.	• Savient Pharmaceuticals, Inc.
• Curagen Corporation	• Incyte Corporation	• The Medicines Company
• decode genetics, Inc.	• Lexicon Genetics, Inc.	• Vertex Pharmaceuticals, Inc.
• Discovery Partners International, Inc.	• Myriad Genetics, Inc.	• Zymogenetics, Inc.

Mercer compared the compensation of the Company’s executive officers to that of the Named Executive Officers disclosed in the proxy statements of the Compensation Peer Group companies and, for additional comparable data, consulted several relevant life-sciences market surveys (e.g. Radford Global Life Sciences Survey).

Given its proximity to Washington, DC and Boston, Mass., the Company competes with many companies for top executive-level talent. Based on that factor and on Mercer’s recommendation, in 2006 the Committee determined that an appropriate guideline for NEO total cash compensation (“TCC”), consisting of salary and incentive compensation, would be such that TCC should be at the 50th percentile of TCC paid to similarly situated executives of the companies comprising the Compensation Peer Group, with such amounts to be adjusted within a range of plus or minus 15%. For purposes of evaluating proposed TCC, the Committee assumed that the executive earned his respective target payment under the Company’s Incentive Compensation Plan.

In 2007, as a result of the recent changes in the Company and the continuing transformation of the Company into a drug development company, all executive positions currently are being re-defined and re-evaluated. Rather than conducting a peer group analysis of compensation, until a revised peer group can be established following recent and further anticipated changes in the Company, in 2007, the Committee compared executive compensation levels only to 2006 market survey data, adjusted for inflation, from the Radford Global Life Sciences Survey for companies of comparable size to the Company’s present size. Based on Mercer’s recommendation, for 2007 the Committee set its guideline for potential NEO TCC to be between the 50th to 75th percentile of TCC paid to similarly situated executives in the survey data, as adjusted, provided that an executive should be able to achieve the 75th percentile only if merited by performance and that a portion of the TCC should thus be tied to performance.

2006 EXECUTIVE COMPENSATION COMPONENTS

For the fiscal year ended December 31, 2006, the principal components of compensation for executive officers were:

•	cash compensation:

o	base salary;

o	performance-based cash incentive compensation (herein called “bonus”); and

•	perquisites and other benefits.

No equity compensation was provided to executive officers in 2006 or 2005. In 2007, the Company resumed issuing equity awards under its stockholder approved stock plan.

Cash Compensation  In 2006, the Committee reviewed the CEO’s recommendations for TCC for all NEOs. Subsequently the Committee, with Mercer’s assistance, proposed TCC for all executive officers. In making its proposal, the Committee considered its benchmarking guidelines, relative TCC among the Company’s executives within each Division and the Company as a whole, the experience level of each individual, individual performance, the Company’s current business circumstances and market factors in the Peer Group. The performance of the CEO is evaluated by the Committee and the Board of Directors and the performance of other executives is evaluated by the CEO using scales defined in the Company’s Performance Excellence Program (“PEP”). PEP is used to evaluate all Gene Logic employees, including executive officers, on achievement of the Company’s PRIDE Values, which stands for and encourages Performance, Respect, Innovation, Diligence and adherence to the highest Ethical standards, resulting in a personal performance score that can affect the general level of compensation. Finally, the Committee believes that a significant portion of TCC should be allocated to performance-based compensation.

Base Salary  The Company provides executive officers with base salary to compensate them for services rendered. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.

For 2006, the Committee approved the base salaries for the NEOs that are shown in the “Salary” column of the Summary Compensation Table. The Committee based 2006 salaries on its benchmarking guidelines for TCC, market data for salaries in the Compensation Peer Group and relevant surveys, relative salary levels among executives and within each Division and within the Company, the experience level of each individual, individual performance, the Company’s business circumstances and market factors.

Performance-Based Cash Incentive Compensation (Bonus) Plan  The Company provides bonus awards to executive officers based on achievement of performance targets and a percentage of each executive officer’s base salary. The Committee approves in advance the performance measures and other terms and conditions of such awards for executive officers and other officers who report to the CEO.

For 2006, assuming 100% achievement of targets, the bonus that an executive officer could earn was defined by his function:

•	If in a support function, up to 30% of base salary.

•	If responsible for divisional operations or corporate development and strategy, up to 40% of base salary.

•	For the CFO, up to 50% of base salary.

•	For the CEO, up to 60% of base salary.

Actual payouts to individuals would vary, based on achievement of relevant targets and individual performance.

At the beginning of 2006, the Committee established bonus performance targets. For each performance target, the Committee established the minimum target (threshold), below which no bonus would be paid. The Committee also established a formula by which the size of the bonus pool payable to all eligible employees could be expanded if the Company exceeded its performance goals. Employees eligible for the Company’s 2006 bonus plan included all full-time employees as of September 30, 2006 (other than employees paid on commission) and included executive officers.

To measure performance with respect to the Genomics and Preclinical Divisions, 60% of the targeted bonus was based on a revenue target and 40% was based on an operating income target. The targets emphasized revenue growth and improved operating income results, and required the Division’s performance in 2006 to be substantially better than in 2005 to earn any bonus. To measure performance with respect to the Drug Repositioning Division (DRD), 60% of the targeted bonus was based on achieving certain research and development targets, 20% on business development, and 20% on achieving an operating loss target. The targets emphasized evidence of validation of the DRD business, contained minimum thresholds and allowed for additional cash bonus in the event of overachievement. The Committee reserved the right to exclude the effects of extraordinary items in determining performance. Consistent with the Committee’s philosophy as to performance targets, in general, performance targets were established at levels that appeared achievable based on the Company’s business plan provided that the executives and employees over whom they had control performed at a high level, recognizing, however, that some aspects of these targets specifically required the cooperation of third parties, over which the executives had no control.

For 2006, the Committee determined in advance that each executive officer’s potential bonus would be largely based on the performance of business functions over which the Committee believed such officer had significant influence or control. Thus the payment for the General Managers of each division was based 80% on the performance of their respective division and 10% each on the performance of each of the other divisions. For the CEO, CFO and executive officers in support functions, the bonus was based 1/3 on the performance of each of the three divisions in existence at the start of 2006.

In addition, any bonus award was subject to adjustment based on an evaluation of individual performance.

The Committee based its design of the plan on the recommendation of the Chief Executive Officer and the Committee’s independent review of the Company’s budget and operating plans for 2006.

After reviewing financial results for 2006, each of the NEOs received the following bonus payments in 2007 for performance in 2006 under the Incentive Compensation Plan.

Name	Bonus Target ($)	Bonus Paid ($)
Mark D. Gessler	255,000	85,000
Philip L. Rohrer, Jr.	137,500	63,113
V.W. Brinkerhoff, III	100,000	100,000	(1)
Louis A. Tartaglia, Ph.D.	90,000	64,080
F. Dudley Staples, Jr.	75,000	34,425
Joanne M. Smith-Farrell, Ph.D.	88,000	40,392

(1)	Reflects terms of employment agreement, amended following the sale of the Preclinical Division of which he was the General Manager, which provides for payment of bonus at the target amount (see “Employment Agreements” below).

Equity Grants  The Company has the ability to grant equity awards under its 1997 Equity Incentive Plan (the “Incentive Plan”), approved by the stockholders. The plan allows for the grant of stock options and restricted shares, each of which may vest on time-based or performance-based criteria, as determined by the Committee.

In the spring of 2006, the Committee intended to implement an equity grant of restricted stock to its senior executives, with performance targets aligned with the Company’s then-current business objectives. However, in light of the performance of the Genomics Division during the first half of 2006, the Committee and management determined that the targets for such grants no longer were appropriate and, before making new grants that could be designed to provide management with appropriate long-term incentives, it would be necessary for the Company to determine a new strategic direction and new business objectives. Accordingly, no equity grants were made to executive officers in 2006.

However, the Committee determined, with Mercer’s advice, that additional equity grants were needed to make the officers’ overall compensation package more competitive and to provide significant long-term incentives for executives to remain with the Company, achieve the Company’s strategic objectives, and align management’s incentives for successful performance with the interests of stockholders. Based on a recommendation from Mercer, the Committee determined that, for 2007, an executive officer would receive equity grants equal to between 35% to 60% of that officer’s TCC (using target bonus). The specific level of an equity grant is designed to attract and retain qualified executives in a given position and to provide aggregate compensation at competitive levels. The level of individual equity grants in 2007 was determined based on competitive practices at comparable companies, the potential reward to the officer of the award if the stock price appreciates and on subjective judgments of the Committee as to the performance and value of the executive to the Company and the value of the stock.

To each executive officer other that Messrs. Rohrer and Brinkerhoff (whose employment arrangements are reflected in amended employment agreement terms (see below)) and Mr. Gessler, who recently ceased to be the CEO, an award was made, of which 50% is in the form of time-vested options and 50% is in the form of performance-based restricted stock. A portion of the grants are performance-based so that management has appropriate incentives to achieve critical milestones, and a portion of the grants are time-based in order to retain executives through an expected period of transition. The restricted shares will only vest if certain performance milestones are achieved in a timely manner. The options will vest, over four years, at four different exercise prices, reflecting the Committee’s expectation that an executive’s options should gain in value only as the stock value increases and benefits stockholders and that the exercise prices should be graduated so that the stock price would have to appreciate before various portions of the options would be exercisable at a price such that they will have value.

For 2008 and beyond, the Committee expects to develop a new program designed to make periodic grants of both options and performance-based restricted stock.

Employment Agreements  Gene Logic has employment contracts with each of its executive officers, including the NEOs. The contracts also include a separate Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”) in which the employees agree to protect the Company’s intellectual property and to disclose and assign to the Company ownership of any inventions made by the employees during employment that relate to the Company’s business.

Each agreement typically provides for payment of salary and annual incentive cash compensation. In the event of termination by the Company without “cause” (as defined), the executive officer would receive a lump sum equal to 12 months’ base salary, in addition to any salary due during any notice period up to 30 days as specified in the agreement, payment of certain health insurance premiums for up to 12 months, and outplacement services, provided that the executive signs a release of potential claims against the Company prior to receiving any severance payment or benefit. The agreements of Messrs. Gessler, Rohrer and Staples require the executive, for a stated period after termination of employment, not to solicit the business of any client or customer of the Company, except on behalf of the Company, and not to solicit employees of the Company to leave the Company. More recent agreements, signed by Messrs. Tartaglia and Brinkerhoff and Dr. Smith-Farrell, include the restrictions on solicitation and an express covenant against competing with the Company or assisting anyone else to do so for a stated period following termination of employment.

Mr. Brinkerhoff’s employment agreement has been amended twice following the sale of the Preclinical Division of which he was formerly the General Manager. As a result of that sale, following his then-anticipated termination, Mr. Brinkerhoff would no longer have been employed by the Company and would have been entitled to payments under the Executive Severance Plan (see below). However, in January 2007, the Company asked Mr. Brinkerhoff to remain at the Company in a new capacity, as Senior Vice President — Administration, and the parties amended his employment agreement accordingly. Under the amended agreement, as consideration for remaining at the Company, for 2006 he received his full target bonus, not adjusted for performance, and will receive in 2007 an additional lump sum payment of $250,000, and is entitled to a salary of $250,000 and to a target bonus of 40% of salary under the Incentive Compensation Plan for 2007, when it is implemented. Under the terms of the revised agreement, Mr. Brinkerhoff is not entitled to any severance payments upon termination and waived his rights under the Executive Severance Plan, except that, in the event of termination without cause, he would be entitled to payment of certain health care premiums for 12 months.

The Committee recently approved an amendment to Mr. Rohrer’s employment agreement. The amended agreement will be for a term ending December 31, 2007, subject to possible extension or renewal by agreement of the Company and Mr. Rohrer, and will provide in 2007 for an annual salary of $275,000 and guaranteed bonus of $137,500, payable within 2-1/2 months after year end. If Mr. Rohrer’s employment is terminated by the Company prior to the end of 2007, Mr. Rohrer will receive, in addition to any other severance payment to which he is otherwise entitled, including in connection with a change of control, a lump sum payment equal to the balance of his 2007 salary and a guaranteed bonus not then previously paid.

As part of their revised employment agreements, Messrs. Brinkerhoff and Rohrer were each granted time-based option grants that vest in monthly installments over twelve or ten months respectively, intended to retain their services at least through the vesting periods.

As part of his employment by the Company in connection with the July 2004 acquisition of the drug repositioning and development assets from Millenium Pharmaceuticals, Inc., in 2004 the Company entered into an incentive and retention agreement with Mr. Tartaglia, in addition to a standard employment agreement. Under the terms of the incentive and retention agreement, a retention bonus was payable if Dr. Tartaglia remained with the Company at least through February 2006. The bonus was paid in 2006 and is reflected in the Summary Compensation Table below.

Severance Programs  The Committee believes that the Company should provide reasonable severance benefits to executives who are involuntarily terminated, other than for “cause,” in order to remain competitive in recruiting talented executives and help the Company to retain the services of our current executives. Generally, “cause” refers to violations as provided in the respective executive’s employment agreements and other ethical violations or wrongdoing. The Company has typically entered into written employment agreements with its senior executives that contain provisions benefiting each party to the agreement and such agreements typically included severance benefits. If severance occurs in connection with a change of control, under the Company’s Executive Severance Plan, enhanced benefits are provided and executives may also receive certain benefits if termination is as a result of death or disability.

In the fall of 2006, as a result of the significant uncertainties and changes at the Company, in order to retain senior executives at a time when their participation was particularly critical, and upon the recommendation of the CEO, the Committee determined that it would be necessary to implement a retention plan. Under the plan, the Company agreed that, in the event that a senior executive was terminated by the Company without cause, the executive generally would be entitled to the enhanced severance benefits that are currently reflected in their employment agreements as amended in October 2006 (see “Employment Agreements”).

In furtherance of the stated goals of attracting and retaining executive officers and other key employees who contribute to the Company’s long term success, the Company also has an Executive Severance Plan (“Change of Control Plan”). The purpose of the Change of Control Plan is to encourage eligible executives to continue as the Company’s employees in the event of a change of control. The Change of Control Plan also provides for severance benefits to those employees if their employment with Gene Logic is terminated, under certain circumstances, shortly before or after the change of control. The benefits payable under this plan are in lieu of and not in addition to any other severance payable under an individual’s employment agreement. Eligible employees under the Change of Control Plan includes, among others, all executive officers and the NEOs.

The Change of Control Plan provides executive officers the following benefits in connection with a change in control of the Company:

•	immediate vesting of any unvested stock options;

•	in the event of involuntary termination without cause or constructive termination, payment of 12 months’ salary and the full target bonus for which such employee is eligible upon achievement of 100% of target, outplacement services, and payment of certain health care benefits; and

•	in the event of death or disability, payment of six months salary and the full target bonus for which such employee is eligible upon achievement of 100% of target, and payment of certain health care benefits.

Benefits and Perquisites

Executive officers participate in the benefits offered to all employees, including medical, prescription drugs, dental and vision care, life and AD&D insurance, long-term care insurance, short and long term disability, paid time off and holidays and the Company 401K plan in which an employee may contribute up to 100% of eligible compensation, subject to maximum deferrals allowed under IRS regulations.

In addition, all NEOs receive enhanced life insurance, higher limits on payments under short and long term disability benefits and reimbursement of certain expenses for financial and tax planning. Dr. Smith-Farrell received reimbursement of certain childcare and temporary housing expenses in 2006 associated with temporary relocation requested by and for the benefit of the Company. For 2006, the former CEO received reimbursement for his membership at a local country club. Beginning with 2007, the Company will no longer reimburse expenses for country club membership.

Tax and Accounting

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation per person paid to certain executive officers in a taxable year. Compensation to these executive officers above $1 million in a taxable year may be deducted under an exception to 162(m) if it is “performance-based compensation” within the meaning of the Code and meets the applicable requirements under the Code.

Currently, compensation paid to the Company’s executive officers is within the limits of compensation under Code Section 162(m) deductible for federal income tax purposes. Further, pursuant to Section 162(m), the compensation from stock options granted under the Incentive Plan with an exercise price at no less than 100% of fair market value of Company Common Stock on the grant date are excluded as performance-based compensation from any Section 162(m) limitations.

NONQUALIFIED DEFERRED COMPENSATION

On October 22, 2004, Internal Revenue Code Section 409A (“409A”) was enacted setting forth requirements applicable to nonqualified deferred compensation arrangements and imposing adverse tax consequences for failure to comply with those rules. The Company believes it is operating in good faith compliance with the statutory provisions of 409A that were effective January 1, 2005.

ACCOUNTING FOR STOCK-BASED COMPENSATION

Beginning January 1, 2006, the Company began accounting for stock option and restricted stock grant programs in accordance with the requirements of the Financial Accounting Standards Board Statement No. 123(R).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

G. Anthony Gorry, Ph.D., Chairman
Jules Blake, Ph.D.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the Named Executive Officers for the fiscal year ended December 31, 2006. The “Named Executive Officers” are the Company’s Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers based on their total compensation in the table below and one additional individual that was not an executive officer of the Company as of December 31, 2006, but for whom disclosure is required because he was an executive officer during most of 2006 and was one of the three most highly compensated individuals at the Company in 2006, other than the Chief Executive Officer and Chief Financial Officer.

Name and Principal Position	Year	Salary ($)	Bonus Plan (1) ($)		All Other Compensation(3) ($)	Total ($)
Mark D. Gessler	2006	425,000	85,000		12,569	522,169
Chief Executive Officer and President

Philip L. Rohrer, Jr.	2006	275,000	63,113		5,770	343,883
Chief Financial Officer

V.W. Brinkerhoff, III	2006	250,000	100,000	(2)	8,507	358,507
Senior Vice President and General Manager

Louis A. Tartaglia, Ph.D.	2006	225,000	64,080		589,419	878,499
Senior Vice President and General Manager

F. Dudley Staples, Jr.	2006	250,000	34,425		5,408	289,833
Senior Vice President, Secretary and General Counsel

Joanne M. Smith-Farrell, Ph.D.	2006	220,000	40,392		17,007	277,399
Vice President, Corporate Development and Strategy

(1)	Cash payment under the Gene Logic 2006 Performance Year Incentive Compensation Plan (see Compensation Discussion and Analysis — 2006 Executive Compensation Components — Performance-Based Incentive Compensation Plan).

(2)	Reflects terms of amended employment agreement, which provides for payment of 2006 bonus at target (see Compensation Discussion and Analysis — Employment Agreements).

(3)	Comprises the perquisites provided to executive officers in the following chart, which are in addition to Company benefits available to all employees including dental, health, vision, life, long-term care insurance, long-term and short-term disability benefits and reimbursement for certain wellness related expenses. Although the Company’s matching contribution under the 401(k) plan is available to all participating employees, the chart also includes the specific matching contribution provided to each of the Named Executive Officers.

Name	Financial Counsel & Tax Prep.(a) ($)	Enhanced Life Insurance(b) ($)	Enhanced Disability(c) ($)	Relocation Expenses (d) ($)	401(k) Matching(e) ($)	Additional Payments ($)		Total ($)
Mark D. Gessler	5,000	219	910	—	—	6,440	(g)	12,569
Philip L. Rohrer, Jr.	1,250	176	635	—	3,709	—		5,770
V.W. Brinkerhoff, III	1,635	169	610	—	6,093	—		8,507
Louis A. Tartaglia, Ph.D.	3,425	151	547	—	5,296	580,000	(f)	589,419
F. Dudley Staples, Jr.	43	169	610	—	4,586	—		5,408
Joanne M. Smith-Farrell, Ph.D.	0	149	535	11,515	4,868	—		17,007

(a)	The amount above reflects the actual amount paid by the Company during 2006 for the Named Executive Officer’s personal tax preparation and financial counsel expenses. The maximum amount made available to each Named Executive Officer was $5,000.

(b)	Additional premium paid to increase the named officer’s life insurance coverage.

(c)	Additional premium paid to increase the limit on benefits under the Named Executive Officer’s short term disability coverage.

(d)	Reimbursement of childcare and rent payments associated with temporary relocation requested by and for the benefit of the Company.

(e)	The 401(k) matching contribution of 50% of the employee contribution on up to 6% of cash compensation contributed to the plan by the employee is available to all employees.

(f)	Retention bonus paid in connection with the July 2004 acquisition of the drug repositioning and development assets from Millenium Pharmaceuticals, Inc. payable as a result of Mr. Tartaglia’s having remained with the Company for at least 18 months following the acquisition.

(g)	Reimbursement for country club annual membership dues.

Each of the Named Executive Officers has an employment agreement with the Company. All of the NEO’s agreements are terminable at any time by either party, subject to a notice period of up to 30 days in certain circumstances and subject to the right of the executive to severance pay upon the occurrence of certain events. The agreements provide for payment of salary, annual incentive compensation and severance payments, all as more fully described above in “Compensation Discussion and Analysis — Employment Agreement and Severance Programs” and below under “Potential Payments upon Termination or Change in Control.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark D. Gessler (1)	39,749	0		2.500	9/9/07
	150,000	0		4.750	3/18/09
	96,000	0		7.210	2/1/10
	80,000	0		7.210	6/7/10
	80,000	0		7.210	9/24/11
	175,000	0		5.420	7/23/13
	50,000	0		3.870	6/2/14

Philip L. Rohrer, Jr. (1)	124,500	0		5.438	10/18/09
	40,000	0		7.210	2/1/10
	16,000	0		7.210	2/22/11
	40,000	0		7.210	9/24/11
	125,000	0		5.420	7/23/13
	37,500	0		3.870	6/2/14

V.W. Brinkerhoff, III	22,916	27,084	(2)	3.230	3/5/15

Louis A. Tartaglia, Ph.D.	156,757	0		3.700	7/22/14
	62,500	37,500	(3)	3.700	7/22/14

F. Dudley Staples, Jr. (1)	65,000	0		8.810	7/31/12
	25,000	0		3.870	6/2/14

Joanne M. Smith-Farrell, Ph.D.	5,937	1,563	(4)	4.690	11/23/13
	5,000	0		3.870	6/2/14
	16,875	13,125	(5)	3.500	10/20/14

(1)	Options held by Messrs. Gessler, Rohrer, and Staples are all fully vested.

(2)	These shares are the unvested and unexercisable portion of an option issued on March 6, 2005, as to which 1/48th of the shares vest and become exercisable on March 31, 2005 and at the end of each month thereafter.

(3)	These shares are the unvested and unexercisable portion of an option issued on July 23, 2004, as to which 1/48th of the shares vest and become exercisable on July 31, 2004 and at the end of each month thereafter.

(4)	These shares are the unvested and unexercisable portion of an option issued on November 24, 2003, as to which 1/48th of the shares vest and become exercisable on November 30, 2003 and at the end of each month thereafter.

(5)	These shares are the unvested and unexercisable portion of an option issued on October 21, 2004, as to which 1/48th of the shares vest and become exercisable on October 31, 2004 and at the end of each month thereafter.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has employment agreements with its senior executives that contain provisions benefiting each party to the agreement and such agreements typically included severance benefits, which are reflected below. See also “Compensation Disclosure and Analysis — Severance Programs.” The severance benefits reported below do not take into account the impact of the recent amendment to Mr. Rohrer’s employment agreement. See “Compensation Disclosure and Analysis — Employment Agreements.” Pursuant to his agreement, Mr. Rohrer would receive an additional lump sum payment if his employment is terminated prior to December 31, 2007 without cause. The severance benefits reported below for Mr. Brinkerhoff are based on his employment agreement as presently amended, as though such amendment had been in effect as of December 31, 2006. Pursuant to his amended employment agreement, in exchange for other benefits, Mr. Brinkerhoff agreed to waive all of his rights to severance other than the payment of certain health insurance premiums following termination without cause.

Termination by Company Without “Cause”

In the event of a termination without “cause,” other than in connection with a “change of control,” the Company has agreed to provide each of the NEO’s other than Brinkerhoff a payment equal to twelve (12) months of the executive’s current base salary, reimbursement of certain premiums for post-termination health insurance for the executive and any then-insured dependents, for up to 12 months, and third party outplacement assistance through a program and provider selected by the Company for a period of up to six months and not costing more than $20,000.

The Company is also obligated to give an executive thirty (30) days prior written notice of termination without cause.

To obtain these severance benefits, an executive is required to sign a release of all legally waivable claims that the executive may have against the Company, except for the right to receive accrued but unpaid compensation, including payments for accrued paid-time-off, rights to indemnification and insurance coverage under the Company’s directors and officers insurance and under applicable company indemnification policies and agreements, and the Company’s obligation under COBRA to continue health care insurance coverage post-termination.

Based upon a hypothetical termination date of December 31, 2006, assuming Mr. Brinkerhoff’s agreement had been amended as of such date, and assuming the executive received reimbursement of healthcare insurance premiums for the full twelve months, the value of the severance benefits that the Company would have been obligated to pay or provide if the executive had used all of the benefits would have been as follows:

Name	Base salary (1) ($)	Reimbursement of insurance premium (2) ($)	Outplacement Assistance cost (3) ($)	Total ($)
Mr. Gessler	425,000	9,963	20,000	454,963
Mr. Rohrer	275,000	6,874	20,000	301,874
Dr. Tartaglia	225,000	9,963	20,000	254,963
Mr. Brinkerhoff	0	6,874	0	6,874
Mr. Staples	250,000	3,275	20,000	273,275
Dr. Smith-Farrell	220,000	9,963	20,000	249,963

(1)	Twelve months base salary, except Mr. Brinkerhoff.

(2)	Includes payment for continued coverage of dependents, if insured as of December 31, 2006.

(3)	Maximum amount that the Company has agreed to pay, which may substantially exceed actual cost to the Company

Change in Control Payments

The Company has an Executive Severance Plan, which is referred to as the “COC Plan.” The COC Plan applies to a termination of employment of an executive by the Company within three months before or thirteen months after a “change of control” of the Company. Benefits under the COC Plan are available if the executive:

•	is terminated without cause (as defined in the COC Plan),

•	resigns due to a constructive termination (as defined in the COC Plan), or

•	is terminated due to death or disability.

For executives who work exclusively or primarily with one or more, but less than all, of the Company’s “product groups,” a “change of control” under the COC Plan for those executives includes a sale of such product groups.

Each of the NEO’s other than Mr. Brinkerhoff is eligible for benefits under the COC Plan. As noted above, Mr. Brinkerhoff’s agreement was amended in 2007 to eliminate this benefit. Under the terms of this plan, an eligible executive whose employment was terminated by the Company without cause within three months before or thirteen months after a change of control would be entitled to the following benefits:

•	a payment equal to twelve (12) months of the executive’s current base salary plus the annual full target bonus award that the executive was eligible to receive as of the date of termination, provided that if the termination is caused by death or disability, the payment based on salary is limited to six (6) months pay,

•	payment of the premiums for post-termination health insurance for the executive and his then-insured dependents for 12 months (or six (6) months in the event of termination due to death or disability), and

•	outplacement assistance (unless termination is due to death or disability).

In addition, if the executive remains employed by the Company on the date of a change of control or was terminated without cause or as a result of constructive termination within three months prior to the change of control, all stock options held by the executive as of the date of the change of control become fully vested.

Based upon a hypothetical termination date of December 31, 2006, and assuming Mr. Brinkerhoff’s agreement had been amended as of such date, the value of the severance benefits that the Company would have been obligated to pay or provide in the event of a termination of employment without cause or as a result of a constructive termination within three months before or thirteen months after a change of control if the executive had used all of the benefits would have been as follows:

Name	Base Salary and Bonus (1) ($)	Accelerated Equity Awards (2) ($)	Reimbursement of Insurance Premium (3) ($)	Outplacement Assistance Cost (4) ($)	Total ($)
Mr. Gessler	680,000	0	14,013	20,000	714,013
Mr. Rohrer	412,500	0	9,586	20,000	442,086
Dr. Tartaglia	315,000	0	14,013	20,000	349,013
Mr. Brinkerhoff	0	0	9,586	0	9,586
Mr. Staples	325,000	0	4,555	20,000	349,555
Dr. Smith-Farrell	308,000	0	14,013	20,000	342,013

(1)	Includes twelve months base salary and the full annual target bonus.

(2)	As of December 31, 2006, Gessler, Rohrer, Tartaglia, Brinkerhoff, Staples and Smith-Farrell each held 0, 0, 37,500, 27,084, 0, and 14,688 unvested options, respectively, whose vesting would accelerate under a change-of-control, however as of December 31, 2006 the exercise price for these options was greater than then current market value and thus have been reflected as having a compensation value of $0.00.

(3)	Includes payment for continued coverage of dependents, if insured as of December 31, 2006.

(4)	The amount included is the maximum amount that the Company has agreed to pay in connection with a termination without cause under the employment agreement. The COC plan does not specify a dollar limit but says that the cost shall not exceed the going rate for such services at that time. The actual cost to the Company could be less.

Based upon a hypothetical termination date of December 31, 2006, and assuming Mr. Brinkerhoff’s agreement had been amended as of such date, the value of the severance benefits that the Company would have been obligated to pay or provide in the event of a termination of employment due to death or disability within three months before or thirteen months after a change of control if the executive had used all of the benefits would have been as follows:

Name	Base Salary and Bonus (1) ($)	Reimbursement of Insurance Premiums (2) ($)	Total ($)
Mr. Gessler	467,500	7,006	474,506
Mr. Rohrer	275,000	4,793	279,793
Dr. Tartaglia	202,500	7,006	209,506
Mr. Brinkerhoff	0	4,793	4,793
Mr. Staples	200,000	2,278	202,278
Dr. Smith-Farrell	198,000	7,006	205,006

(1)	Includes six months base salary and full annual target bonus, except as to Mr. Brinkerhoff.

(2)	Includes payments for continued coverage of insured and dependents, if insured as of December 31, 2006, which would be lower in the event of termination due to death of the insured, rather than disability.

Director Compensation

The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
J. Stark Thompson, Ph.D.	89,500	—	57,849	—	147,349
Jules Blake, Ph.D.	64,500	—	17,204	—	81,704
Charles L. Dimmler, III	71,500	—	17,204	—	88,704
Frank L. Douglas, M.D., Ph.D.	56,500	—	27,329	—	83,829
G. Anthony Gorry, Ph.D.	79,500	—	17,204	—	96,704
Michael J. Brennan, M.D., Ph.D.	—	—	—	53,404	53,404

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2006. As of December 31, 2006, each Director has the following number of options outstanding: J. Stark Thompson: 160,000; Jules Blake: 147,500; Charles L. Dimmler: 125,000; Frank L. Douglas: 60,000, G. Anthony Gorry: 170,000; and Michael J. Brennan: 356,692.

(2)	Compensation received pursuant to Dr. Brennan’s employment agreement with the Company. Dr. Brennan serves as Director of Strategic Initiatives and receives a salary of $50,000 per year for such services. For part of 2006, the Company provided health insurance coverage for him and his dependents, and he is eligible to receive benefits under the Company’s Executive Severance Plan in the event he is terminated in connection with a change of control. He is entitled to receive $25,000 upon termination if he is terminated other than for cause or if he terminates the agreement for good reason as defined in the agreement, and has agreed to certain non-compete and non-solicitation provisions during the term of the agreement and for a period of one year thereafter.

Cash Compensation

Each non-employee director other than the Chairman of the Board receives an annual retainer of $25,000 and the non-executive Chairman receives an annual retainer of $50,000. Each non-employee director (including the Chairman of the Board) also receives a fee of $1,500 per Board meeting attended, whether in person or by telephone, and (except for the Chairman unless otherwise determined) $1,000 per committee meeting not held in conjunction with a full Board meeting, whether in person or by telephone. The chairman of each of the Audit and Compensation Committees receives an additional $10,000 per year for serving as a chairman of these committees and the chairman of the Corporate Governance and Nominating Committee receives an additional $5,000 per year. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with Board meeting attendance.

The Corporate Governance and Nominating Committee presently is reviewing the Directors’ compensation arrangements with the assistance of its outside compensation consultant and may recommend changes to these arrangements.

Equity Compensation

Each non-employee director receives automatic nonstatutory stock option grants under the 1997 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Options are granted at fair market value. Vesting of any installment of options requires that the optionee has, during the entire period prior to such vesting installment date, continuously served as a Non-Employee director or employee of or consultant to the Company or any affiliate of the Company. Options have a 10 year term, unless terminated due to termination of the grantee’s service as a director or employee of or consultant to the Company or any affiliate of the Company. Upon termination of service, the optionee has the lesser of the balance of the option term or 12 months to exercise vested options (or 18 months if termination is due to the death of the grantee).

Initial grant:  Upon election, each new director receives a grant of an option for 30,000 shares that vests in 4 equal annual installments on the anniversary of the date of grant, and with the first installment vesting on the first anniversary of the date of grant. Upon appointment of a Non-Employee Director as the Chairman of the Board, the Non-Employee Chairman is automatically granted, on the date of such election or appointment, an option to purchase fifty thousand (50,000) shares of the common stock of the Company less, in the discretion of the Board, any unvested shares under any previous stock option received effective upon election or appointment as a Non-Employee Director under the preceding sentence.

Annual grant:  Immediately following each annual meeting of stockholders, each person who is then a Non-Employee Director and who has continuously served as a Non-Employee Director for the six (6)-month period prior to the date of the such annual meeting of stockholders is automatically granted, an option to purchase fifteen thousand (15,000) shares of common stock of the Company that vests on the first anniversary of the date of grant. In the case of a Non-Employee Chairman, instead of the annual grant provided in the preceding sentence, immediately following each annual meeting of stockholders, the Non-Employee Chairman shall automatically be granted (regardless of whether the Non-Employee Chairman has served as a Non-Employee Director for the six (6) month period prior to the date of such annual meeting of stockholders) an option to purchase twenty thousand (20,000) shares of common stock of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the Company’s fiscal year ended December 31, 2006, the Compensation Committee consisted of Dr. Gorry (Chairman), Dr. Blake and Mr. Dimmler. Effective March 21, 2007, Mr. Dimmler became Chief Executive Officer and President of the Company and is no longer a member of the Compensation Committee. No one who was a member of the Compensation Committee in 2006 had ever served as an officer or employee of the Company or any of its subsidiaries.

None of the Company’s executive officers serves as a member of the compensation committee of any other entity that has one or more executive officers serving as a member of the Company’s Board of Directors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s registered public accounting firm (“Independent Auditors”) and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s management and its independent auditors.

The Committee has reviewed and discussed with management the Company’s audited consolidated financial statements included in the 2006 Annual Report on Form 10-K. The Committee has discussed with Ernst & Young LLP, the Company’s Independent Auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 “Communications with Audit Committees” (“SAS 61”), as amended by Statement of Accounting Standards No. 90 (Communication with Audit Committee), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61 requires the independent auditors to provide the Committee with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibility under generally accepted auditing standards; (ii) adoption of or changes in significant accounting policies; (iii) management judgments and estimates; (iv) any significant audit adjustments; (v) any disagreements with management; and (vi) any difficulties encountered in performing the audit. The Committee meets with the Independent Auditors, with and without management present, to discuss the results of their audit. The Committee has received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, with respect to any relationships between Ernst & Young LLP and the Company. Ernst & Young LLP has discussed its independence with the Committee. Based on the review and discussions described above with respect to the Company’s audited consolidated financial statements included in the Company’s 2006 Annual Report on Form 10-K, the Committee has recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

J. Stark Thompson, Ph.D. (Chairman since March 21, 2007)
Charles L. Dimmler, III (Chairman until March 21, 2007)
Jules Blake, Ph.D.
G. Anthony Gorry, Ph.D.

FEES OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The following is a summary of the fees billed to the Company by Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2006 and December 31, 2005:

Fee Category	2006 Fees ($)		2005 Fees ($)
Audit Fees	577,200		504,000
Audit-Related Fees	74,800	(1)	20,600
Tax Fees	126,000	(2)	55,600
All Other Fees	—		—
Total Fees	778,000		580,200

(1)	Includes $73,300 for fees for work related to the sale of the Company’s Preclinical Division.

(2)	Includes $50,000 for fees for an Internal Revenue Code Section 382 study on the Company’s net operating losses (“NOLs”), excluding NOLs assumed from acquisitions.

Audit Fees.  These consist of fees billed for (i) professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K, (ii) review of the interim consolidated financial statements included in the Quarterly Reports on Form 10-Q for the respective fiscal years, irrespective of the period in which the related services are rendered or billed, and (iii) services provided by Ernst & Young LLP in connection with regulatory filings, including accounting and financial work related to the proper application of financial accounting and/or reporting standards.

Audit-Related Fees.  These consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under the caption “Audit Fees.” These services may include consultations related to internal control and compliance procedures, due diligence related to mergers and acquisitions and consultations concerning financial accounting and reporting standards.

Tax Fees.  These consist of fees billed for professional services for tax return preparation, tax compliance, tax advice and tax planning.

All Other Fees.  These consist of fees billed for services not captured in the other categories listed above.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT SERVICES AND PERMISSIBLE
NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee’s policy is to pre-approve, generally or specifically, all audit and permissible audit-related and non-audit services performed by the Company’s independent registered public accounting firm. Prior to engagement of the firm for the next year’s audit, the firm provides to the Audit Committee for approval the scope of the proposed audit and proposed related fees for services expected to be rendered during that year within each of applicable categories of services. The independent registered public accounting firm and management throughout the year report periodically to the Audit Committee as to the actual services received and fees incurred by category of service. The Audit Committee’s prior approval is to be obtained for the scope or cost of pre-approved services to be increased and for additional permissible non-audit services to be obtained.

In determining whether to pre-approve any given services, the Audit Committee considers whether such services are consistent with the continued independence of the independent registered public accounting firm under the SEC’s rules, whether the firm is best positioned to provide the most effective and efficient service, and whether the performance of the service by the firm might enhance the Company’s ability to manage or control risk or improve audit quality.

The Audit Committee has delegated to its Chairman authority between meetings to pre-approve permitted services to be provided by the independent registered public accounting firm. The Audit Committee Chairman must report any such authorizations to the Audit Committee at the next scheduled meeting.

CERTAIN TRANSACTIONS

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses (including attorney fees), witness fees, damages, judgments, fines and settlements he may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company’s Amended and Restated Bylaws.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or with respect to any matters incidental to the conduct of the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their discretion in accordance with their best judgment.

A copy of the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2006 is available without charge upon written request to: Corporate Communications, Gene Logic Inc., 50 West Watkins Mill Road, Gaithersburg, Maryland 20878 or is available from the Company’s website www.genelogic.com.

GENE LOGIC INC.
Gaithersburg, Maryland
April 24, 2007

					Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

			MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.	FOR	AGAINST	ABSTAIN
Proposal 1: To elect 3 directors to hold office until the 2010 Annual Meeting of Stockholders.			Proposal 2: To ratify selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.	☐	☐	☐
Nominees:
(01) Michael J. Brennan, M.D., Ph.D. (02) Mark J. Gabrielson (03) David L. Urdal, Ph.D.	FOR all nominees listed (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed.
	☐	☐
TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)’ NAME(S) OR NUMBER(S) BELOW.			PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature	Signature	Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.
  FOLD AND DETACH HERE  

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING;
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE
http://www.proxyvoting.com/glgc		1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

GENE LOGIC INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2007

          The undersigned hereby appoints Charles L. Dimmler, III and Philip L. Rohrer, Jr., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of GENE LOGIC INC. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of GENE LOGIC INC. to be held at the Company’s offices located at 50 West Watkins Mill Road, Gaithersburg, Maryland 20878, on Thursday, June 7, 2007 at 3:00 p.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED ON THE OTHER SIDE.

(CONTINUED AND TO BE SIGNED ON OTHER SIDE.)

Address Change/Comments (Mark the corresponding box on the reverse side)

  FOLD AND DETACH HERE  

You can now access your GENE LOGIC INC. account online.

Access your Gene Logic Inc. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

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